Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (i) on Form S-8 (No. 333-126216) pertaining to the 2005 Employee Stock Purchase Plan and (ii) on Form S-8 (No. 333-118718) pertaining to the 2004 Non-Employee Directors’ Stock Option Plan, 2004 Stock Incentive Plan, Non-Employee Directors’ Deferred Stock Compensation Plan, and Individual Stock Option Agreements of Thermadyne Holdings Corporation of our report dated August 2, 2006, with respect to the consolidated financial statements of Thermadyne Holdings Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ ERNST & YOUNG LLP
St. Louis, Missouri
March 12, 2008